Exhibit 10.1

EQUITY MATTERS AGREEMENT

This Equity Matters Agreement (this “Agreement”) is made as of March 31, 2023 by and among Finance of America Companies Inc., a Delaware corporation (“FOA”), Finance of America Equity Capital LLC, a Delaware limited liability company (“FOAEC”), and American Advisors Group, a California corporation (“AAG”). FOA, FOAEC and AAG are each referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, FOA and/or FOAEC are parties to (i) that certain Amended and Restated Limited Liability Company Agreement of FOAEC, dated as of April 1, 2021 (as amended, supplemented or otherwise modified from time to time, the “LLC Agreement”), (ii) that certain Exchange Agreement, dated as of April 1, 2021 (as amended, supplemented or otherwise modified from time to time, the “Exchange Agreement”), by and among FOA, FOAEC and the holders of Class A Units of FOAEC (“Class A Units”) from time to time, and (iii) that certain Registration Rights Agreement, dated as of April 1, 2021 (as amended, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), by and among FOA, the Blackstone Investors, the BL Investors and each other Holder (each as defined therein) from time to time party thereto;

WHEREAS, on the date hereof, Finance of America Reverse LLC (“FAR”), an indirect subsidiary of FOA and FOAEC, acquired from AAG certain of its assets and liabilities, and in exchange therefor, FOAEC issued to AAG Class A Units pursuant to that certain Asset Purchase Agreement, dated as of December 6, 2022 (as amended, supplemented or otherwise modified from time to time, the “Asset Purchase Agreement”), by and among the Parties, FAR and for the limited purposes set forth therein, Reza Jahangiri;

WHEREAS, pursuant to Sections 2.7(a)(vii) and 2.7(b)(iii) of the Asset Purchase Agreement and in connection with the acquisition by AAG of Class A Units on the date hereof, the Parties desire that AAG join and become a party to the LLC Agreement, the Exchange Agreement and the Registration Rights Agreement, and to further define the rights and obligations of AAG as a member of FOAEC as set forth herein; and

WHEREAS, pursuant to Section 11.16 of the LLC Agreement, the BL Investors and the Blackstone Investors (each as defined in the LLC Agreement) have consented to the execution by FOA and FOAEC of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1. Joinder. AAG hereby joins and enters into the LLC Agreement, the Exchange Agreement and the Registration Rights Agreement having acquired Class A Units in FOAEC. By executing this Agreement, AAG accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of (a) a “Member” (as defined in the LLC Agreement) contained in the LLC Agreement, with all attendant rights, duties and obligations of a Member thereunder, (b) an “LLC Unitholder” (as defined in the Exchange Agreement) contained in the Exchange Agreement, with all attendant rights, duties and obligations of an LLC Unitholder thereunder, and (c) an “Other Holder” (as defined in the Registration Rights Agreement) contained in the Registration Rights Agreement, with all attendant rights, duties and obligations of an Other Holder thereunder, in each case, as though an original party thereto.

2. Registration Rights. Capitalized terms used in this Section 2 but not defined in this Agreement shall have the meanings ascribed thereto in the Registration Rights Agreement. Notwithstanding anything to the contrary set forth in the Registration Rights Agreement, the Parties agree as follows:

(a) Right to Demand a Shelf Registration. Upon the demand of AAG (which, for clarity, may be made no more than one time in any 12-month period), subject to Section 2.7 of the Registration Rights Agreement, when the Registrant is eligible to sell its Common Stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act whether on Form S-1, Form S-3 or a successor form, the Registrant will facilitate in the manner described in this Agreement a shelf registration of the Registrable Securities requested by AAG to be included in such shelf registration. Promptly upon receiving any such demand (but in no event more than 45 days in the case of a shelf registration on Form S-1 or 30 days in the case of a shelf registration on Form S-3 after receipt of a demand for such registration), the Registrant shall use its reasonable best efforts to file a registration statement (or, at the Registrant’s option, an amendment to an existing registration statement) relating to such demand. The Registrant, shall use its reasonable best efforts to cause such registration to promptly be declared effective under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder or any underwriter, if any, reasonably requests. With respect to any demand for shelf registration made by AAG, FOA will take such actions that it would be required to take under Section 2.16(b) of the Registration Rights Agreement if AAG were a Principal Stockholder. Notwithstanding anything to the contrary set forth in this Agreement or the Registration Rights Agreement, in no event shall the Registrant be required to file a registration statement upon a demand by AAG prior to the date that is 71 days following the date of this Agreement.

(b) Termination. The registration rights of AAG under the Registration Rights Agreement and this Section 2 shall automatically terminate upon AAG owning less than 1% of the outstanding Shares, or such earlier time as the Shares held by AAG may be sold pursuant to Section 4(a)(1), Rule 144 or 145 (or any similar provision then in effect) under the Securities Act, without limitation thereunder on volume or manner of sale.

(c) Amendments. Without the prior written consent of AAG, FOA shall not vote affirmatively in favor of, or consent in writing to, any amendment, supplement, waiver or modification of the Registration Rights Agreement that would (i) adversely affect the economic interests of AAG thereunder or (ii) increase the obligations of AAG disproportionately to other Holders.

3. Transfers; Mandatory Exchanges. Capitalized terms used in this Section 3 but not defined in this Agreement shall have the meanings ascribed thereto in the LLC Agreement. Notwithstanding anything to the contrary set forth in the LLC Agreement or the Exchange Agreement, the Parties agree as follows:

(a) Notwithstanding anything otherwise to the contrary, for so long as AAG owns at least 5% of the outstanding Units, AAG may Transfer Vested Units that are vested as of the date of such Exchange Transaction in an Exchange Transaction pursuant to, and in accordance with, the Exchange Agreement, but AAG shall not be required to comply with policies adopted or promulgated by the Board requiring the use of designated administrators or brokers.

(b) Notwithstanding the first sentence of Section 8.04 of the LLC Agreement, the Board may not cause to be Transferred in an Exchange Transaction the Units held by AAG without the consent of AAG, unless all other Members are required to Transfer in an Exchange Transaction all Units held by them.

(c) If the Board proposes to require all Members to Transfer in an Exchange Transaction all Units held by them pursuant to Section 8.04 of the LLC Agreement, AAG shall, at any meeting of the Members, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, vote (in person or by proxy) its Units or provide its consent in writing, as applicable, in proportion to the Units owned by Members other than AAG. By way of example only, if holders of 70% of the outstanding Units owned by Members other than AAG vote in favor of such Exchange Transaction, AAG will vote 70% of its Units, or provide its written consent with respect to 70% of its Units, in favor of such Exchange Transaction.

(d) For the avoidance of doubt, AAG shall not be deemed a Service Provider for the purposes of the LLC Agreement and AAG’s Units shall all be Vested Units.

(e) Without the prior written consent of AAG, FOA and FOAEC shall not vote affirmatively in favor of, or consent in writing to, any amendment, supplement, waiver or modification of the LLC Agreement that may materially and adversely affect the rights of AAG under the LLC Agreement other than on a pro rata basis with other holders of Units of the same Class as held by AAG.

(f) As of the date hereof, each of FOA and FOAEC represents, severally (and not jointly), to AAG that there is no subscription, letter or other agreement with any individual Member that provides for more favorable rights in respect of Class A Units outstanding as of the date hereof than those granted to AAG hereunder, other than any agreement (if any) made available publically and entered into after the date of the Asset Purchase Agreement, the Registration Rights Agreement, the Exchange Agreement, that certain Stockholders Agreement, dated as of April 1, 2021, by and among FOA and each of the Principal Stockholders (as defined therein) from time to time party thereto, that certain Tax Receivable Agreement, dated as of April 1, 2021, by and among Finance of America Companies Inc., the Blackstone Investors and the other parties thereto and that certain Tax Receivable Agreement, dated as of April 1, 2021, by and among Finance of America Companies Inc., the BL Investors and the other parties thereto.

4. Exchange Rights. Capitalized terms used in this Section 4 but not defined in this Agreement shall have the meanings ascribed thereto in the Exchange Agreement. Notwithstanding anything to the contrary set forth in the Exchange Agreement, the Parties agree as follows:

(a) In addition to Section 2.1(a)(i) of the Exchange Agreement, subject to adjustment as provided in Article II of the Exchange Agreement, AAG will be entitled to Exchange LLC Units for shares of Class A Common Stock at any time and not only on a Quarterly Exchange Date; provided, that the number of LLC Units surrendered in Exchanges pursuant to this Section 4(a) during any thirty (30) calendar day period represent, in the aggregate, greater than two percent of total interests in partnership capital or profits (provided that such Exchange constitutes a “block transfer” within the meaning of Treasury Regulation section 1.7704-1(e)(2)).

(b) Without the prior written consent of AAG, FOA and FOAEC shall not vote affirmatively in favor of, or consent in writing to, any amendment, supplement, waiver or modification of the Exchange Agreement that would adversely affect the rights of AAG under the Exchange Agreement, including for the avoidance of doubt any procedures inconsistent with or that impair or adversely affect the rights of AAG to Exchange LLC Units pursuant to this Section 4.

(c) As of the date hereof, each of FOA and FOAEC represents, severally (and not jointly), to AAG that there are no agreements that the FOA determines in good faith that would prohibit or should reasonably be expected to prohibit AAG from Exchanging its Units.

5. Pledges; Spin-offs

(a) Upon the request of AAG if it wishes to pledge, hypothecate or grant security interests in any or all of the shares of Common Stock or LLC Units held by it to banks or other licensed or regulated financial institutions as collateral or security for loans, advances or extensions of credit, FOA and FOAEC agree to cooperate with AAG by delivering customary letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include customary agreements by FOA and FOAEC in respect of the exercise of remedies by such lenders) and instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

(b) In the event that FOA effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and AAG will receive equity interests in any such NewCo as part of such separation, FOA shall cause any such NewCo to enter into a letter agreement with AAG that provides AAG with rights and obligations vis-a-vis such NewCo that are substantially identical to the rights and obligations that AAG has as of the date of such separation under this Agreement (to the extent such rights and obligations are applicable in light of the nature of NewCo and its equity interests).

6. Miscellaneous.

(a) Notice. The address of AAG for notice purposes pursuant to Section 11.02 of the LLC Agreement, Section 3.2 of the Exchange Agreement and Section 4.1 of the Registration Rights Agreement is as follows:

American Advisors Group

18200 Von Karman Ave., Suite 300

Irvine, California 92612

Attn: Chief Legal Officer

Telephone: (657) 236-5468

E-mail: pkonovalov@aag.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Orange County, CA 92626

Attn: Charles Ruck

Telephone: (714) 755-8245

E-mail: Charles.Ruck@lw.com

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. AAG may not assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Parties; provided that, for so long as AAG is Controlled (as defined in the LLC Agreement) by the Seller Principal (as defined in the Asset Purchase Agreement), AAG may assign all of its rights and obligations under this Agreement, in whole and not in part, to a Transferee (as defined in the LLC Agreement) of all of AAG’s Class A Units, which Transferee is under common Control (as defined in the LLC Agreement) with AAG.

(b) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, to the fullest extent permitted by applicable law, be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(c) Amendments; Waivers. The provisions of this Agreement may be amended only by the written consent of each of the Parties. Any provision of this Agreement may be waived, or the time for its performance may be extended, by the written consent of the Party or Parties entitled to the benefit thereof.

(d) Termination. This Agreement may be terminated by the written consent of all of the Parties or, if earlier, shall be automatically terminated at such time at which AAG and its Affiliates do not own, directly or indirectly, any Class A Units, FOA Class A Common Stock or any successor securities thereto. Notwithstanding the foregoing, Section 6 shall survive the termination of this Agreement in accordance with the terms thereof.

(e) Other. Sections 11.01 (Severability), 11.02 (Notice), 11.03 (Cumulative Remedies), 11.04 (Binding Effect), 11.05 (Interpretation), 11.06 (Counterparts), 11.07 (Further Assurances), 11.09 (Governing Law), 11.10 (Submission to Jurisdiction; Waiver of Jury Trial), 11.13 (No Third Party Beneficiaries), 11.14 (Headings), 11.18 (Delivery by Facsimile or Email) of the LLC Agreement are incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Graham Fleming
Name:	Graham Fleming
Title:	President & Interim Chief Executive Officer

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:	/s/ Graham Fleming
Name:	Graham Fleming
Title:	President

AMERICAN ADVISORS GROUP

By:	/s/ Reza Jahangiri
Name:	Reza Jahangiri
Title:	Chief Executive Officer

[Signature Page to Equity Matters Agreement]